UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 5, 2012

HARSCO CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-03970	23-1483991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, Pennsylvania	17011
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (717) 763-7064

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2012, Harsco Corporation (the “Company”) announced the appointment of  Mark E. Kimmel, age 53, to the position of Senior Vice President of Harsco Corporation and President of Harsco Infrastructure, effective immediately.  With his appointment, Mr. Kimmel will succeed Ivor J. Harrington, who resigned his position with the Company to accept a position with KBR. Mr. Kimmel has been with the Company for 10 years.  He joined the Company as a senior attorney and was promoted to General Counsel and Corporate Secretary in 2004.  In 2008, he was promoted to the position of Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary.  Prior to joining the Company, he was Vice President, Administration and General Counsel for New World Pasta Company from January 1999 to July 2001.  Before joining New World Pasta, Mr. Kimmel spent approximately 12 years in various legal positions with Hershey Foods Corporation.  The Company did not alter any employment arrangements with Mr. Kimmel in connection with his appointment.

To succeed Mr. Kimmel, A. Verona Dorch has been promoted to Vice President, General Counsel and Corporate Secretary, as also announced by the Company on June 5, 2012.  Ms. Dorch joined the Company in 2006 as Assistant General Counsel and later moved into the roles of Deputy General Counsel and Assistant Corporate Secretary.  Prior to joining the Company, Ms. Dorch worked as a senior associate at Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), and spent over two years working in Tokyo, Japan on an international assignment with the in-house legal department of a Pillsbury client, Sumitomo Chemical.  Prior to joining Pillsbury, Ms. Dorch worked with law firms in both New York and Massachusetts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION

Date: June 7, 2012	By:	/s/ A. Verona Dorch
A. Verona Dorch
Vice President, General Counsel and Corporate Secretary